Exhibit 10.69

CMS

Law.Tax

DATE: 10 October 2017

LEASE RELATING TO CDC WAREHOUSE, SAWSTON, CAMBRIDGE

Between

ARACARIS CAPITAL LIMITED

and

ROUTEBUY LIMITED

and

COMMODITY CENTRE (GROUP) LIMITED

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000
cms.law

TABLE OF CONTENTS

1.	Definitions	1
2.	Interpretation	6
3.	Grant and Term	7
4.	Rights Granted	8
5.	Exceptions and Reservations	8
6.	Third Party Rights over the Premises	10
7.	Payment of Rents	10
8.	Other Financial Matters	11
9.	Insurance	13
10.	Service Charge	15
11.	State and Condition of the Premises	20
12.	Use of the Premises	23
13.	Dealings	24
14.	Legal Requirements and Regulations	26
15.	Landlord's Covenant for Quiet Enjoyment	28
16.	Limit on Landlord's Liability	29
17.	Forfeiture	29
18.	Miscellaneous	32
19.	Guarantee	35
20.	Exclusion of The Landlord and Tenant Act 1954	36
21.	Rent Suspension and Break Clause	36
22.	Break Right	36
Schedule 1 Schedule of Condition		38

LEASE

DATE	10 October 2017

PARTIES

(1)	ARACARIS CAPITAL LIMITED (incorporated and registered in England and Wales under company registration number 09103328), the registered office of which is at 20-22 Bedford Row, London WC1R 4JS (the "Landlord"); and

(2)	ROUTEBUY LIMITED (incorporated and registered in England and Wales under company registration number 03173065), the registered office of which is at Commodity House, Braxted Road, Great Braxted, Witham, Essex CM8 3EW (the "Tenant").

(3)	COMMODITY CENTRE (GROUP) LIMITED (incorporated and registered in England and Wales under company registration number 08319591), the registered office of which is at Commodity House, Braxted Road, Great Braxted, Witham, Essex CM8 3EW (the "Guarantor").

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

The following definitions apply in this Lease:

"Asset Rating": has the meaning given in the EPB Regulations;

"Business Day" means a day other than Saturday, Sunday or a day on which banks are authorised to close in London for general banking business;

"EPB Regulations": the Energy Performance of Buildings (England and Wales) Regulations 2012;

"EPC" means both an energy performance certificate and a recommendation report (as each term is defined in The Energy Performance of Buildings (England and Wales) Regulations 2012);

"Estate" means the Sawston Site being all that land and building registered under title number CB219591 and all Service Media on, over or under such land (excluding in both cases, any Service Media which are not owned by the Landlord) or such other land (including the Premises) of a greater or lesser extent as the Landlord may determine and notify to the Tenant in writing from time to time;

"Estate Road" means the roadway on the Estate shown coloured brown on Plan A;

"Group" means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954;

"Guarantor" means the third party to this Lease and/or any person who has entered into a guarantee or an authorised guarantee agreement pursuant to this Lease;

"Initial Service Charge" means thirty five thousand pounds (£35,000) per annum;

CDC Warehouse, Spicers Estate, Sawston

PLAN A

Legend
The Estate
Warehouse
Right of way for Tenant
Access to future development land
Extent of office which may underlet
Metres
0 10 20 40 60 80 100
Warehouse
BIDWELLS

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"Insurance Rent" means a fair and reasonable proportion of the cost to the Landlord (including any insurance premium tax) of insuring:

(a)	the Estate against the Insured Risks for its full reinstatement cost, including the costs of demolition and site clearance, temporary works, compliance with local authority requirements in connection with any works of repair or reinstatement, architects', surveyors' and other professional fees and other incidental expenses, and in each case with due allowance for inflation and VAT;

(b)	against loss of the Rent for a period of three years; and

(c)	against public liability of the Landlord in connection with any matter relating to the Estate, its occupation or use;

"Insured Risks" means:

(a)	fire, explosion, lightning, earthquake, flood, storm, bursting or overflowing of water tanks, pipes or other water or heating apparatus, impact, terrorism, aircraft (other than hostile aircraft) and things dropped from such aircraft, riot, civil commotion and malicious damage; and

(b)	such other risks as the Landlord may from time to time insure against acting reasonably (whether at its own discretion or at the request of the Tenant);

"Interest Rate" means the rate of four per cent above the base lending rate from time to time of Lloyds Bank plc, or if that rate is no longer published then four per cent above the rate of interest which the Landlord reasonably considers to be most closely comparable to minimum lending rates generally applicable in the United Kingdom from time to time;

"Landlord" means the first party to this Lease and its successors in title and persons entitled to the reversion immediately expectant on the termination of this Lease;

"Landlord's Energy Management Costs" means the costs of the Landlord of:

(a)	acquiring allowances of any nature and paying all present and future taxes, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect);

(b)	monitoring the supply and consumption of energy and such emissions; and

(c)	gathering and processing information relating to the supply and consumption of energy and to such emissions;

and in this definition "Landlord" means the group of undertakings of which the Landlord is a member for the purposes of such allowances or taxes;

"Landlord's Surveyor" means a chartered surveyor appointed by the Landlord, who may be an individual, or a firm or company of chartered surveyors, or an employee of the Landlord or a company which is in the same Group as the Landlord;

"this Lease" means this lease as varied or supplemented by any document which is supplemental to this lease;

"Lettable Unit" means any part of the Estate (other than the Premises) which is let or is intended for letting on the basis of a lease similar in nature to this Lease;

"Permitted Part" means:

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(a)	the ancillary offices within the Premises shown for identification only coloured green on Plan A; and/or

(b)	any part of the warehouse buildings (shown edged purple on Plan A) consisting of over 50,000 square feet;

"Permitted Use" means use within Classes B1 and/or B2 and/or B8 of the Town and Country Planning (Use Classes) Order 1987 (as at the date of this Lease) with ancillary offices and parking;

"Premises" means the CDC Warehouse, as shown for identification only edged red on Plan A including:

(a)	buildings from time to time on them;

(b)	additions alterations and improvements to them

(c)	all fixtures from time to time at those premises, but if those fixtures are Service Media, then only if they fall within paragraph (d) below;

(d)	Service Media within and from time to time exclusively serving those premises and which are owned by the Landlord;

but excluding:

(e)	any Service Media within such premises but which do not serve such premises exclusively, or which are not owned by the Landlord; and

(0	all and each and every part of the airspace over three metres above Ordnance Datum Newlyn in the parts which do not have buildings upon them and the airspace over 0.25 metres above Ordnance Datum Newlyn in the parts which do have buildings upon them

"Premises Road" means the roadway within the Premises shown coloured blue on Plan A;

"Rent" means:

(a)	from 25 March 2018 to and including 24 March 2019, £757,896 per annum;

(b)	from 25 March 2019 to the end of the Term, £1,092,143 per annum;

"Rent Commencement Date" means 25 March 2018;

"Road Costs" means twenty five percent of all reasonable costs and expenses incurred during the Term by or on behalf of the Landlord in inspecting, maintaining, repairing and resurfacing the Estate Road;

"Schedule of Condition" means the schedule of condition dated 3 October 2017 prepared by Glenny LLP annexed to this Lease at Schedule 1 updated to include the Tenant Requisite Works;

"Service Charge" means the lesser of a fair and reasonable proportion of the total cost of the Landlord's Expenses (as defined in clause 10.1) and the Service Charge Cap in relation to the relevant Service Charge Year;

"Service Charge Balance" means the shortfall, if any, between the Service Charge Estimate and the Service Charge;

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"Service Charge Cap" means for the Service Charge Year which is current at the date of this Lease thirty five thousand pounds (05,000) and for each remaining Service Charge Year during the Term the amount calculated in accordance with clause 10.5;

"Service Charge Commencement Date" means the date on which the Service Charge Estimate and the Service Charge shall become payable, which the Landlord shall confirm to the Tenant with at least 10 Business Days' notice in writing;

"Service Charge Estimate" means the lesser of the same fair and reasonable proportion of the amount which the Landlord, or the Landlord's Surveyor or its accountant, reasonably estimates will be the total cost of the Landlord's Expenses (as defined in clause 10.1) in any Service Charge Year and the Service Charge Cap for that Service Charge Year;

"Service Charge Year" means the year from and including 1 January in each year (whether before or during the Term) or such other date which the Landlord chooses from time to time;

"Service Media" means conduits and equipment used for the generation, passage, reception and/or storage of Utilities;

"Tenant" means the second party to this Lease and, except where otherwise expressly stated, its successors in title;

"Tenant Requisite Works" means:

(a)	the comprehensive repair and maintenance of all roof and roof structures so as to ensure that all roof and roof structures are wind and watertight;

(b)	removal of the mezzanine floor together with all racking and forklift conveyor belts;

(c)	the spraying of all external parts of the Premises so as to remove and eradicate all weeds; and

(d)	(insofar as any utility is not separately metered) the procuring of separate meters for all utility supplies;

"Tenant's Works Details" means a full and complete costed scope of works for the Tenant Requisite Works with method statement and anticipated timings for completion of each aspect of the Tenant Requisite Works;

"Term" means the term of years granted by this Lease;

"Utilities" means electricity, gas, water, foul water and surface drainage, heating, ventilation and air conditioning, smoke and fumes, signals, telecommunications, satellite and data communications and all other utilities;

"Uninsured Risk" any risk expressly specified in the definition of Insured Risks that:

(a)	is not insured because, at the time the insurance is taken out or renewed, insurance is not generally available in the UK market on normal commercial terms; or

(b)	is not insured or fully insured by reason of a limitation or exclusion (but not including normal policy excesses) imposed by the insurers;

"VAT" means value added tax and/or any similar tax from time to time replacing it or performing a similar fiscal function;

"Wireless Data Services" equipment or systems providing or related to wireless data voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network mobile network or telecommunications system which involves a wireless or mobile device.

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2.	INTERPRETATION

2.1	In this Lease:

2.1.1	the contents page, headings and sub-headings are for ease of reference only and do not affect its meaning;

2.1.2	any words following the terms "include" and "including" or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms;

2.1.3	general words do not have a restrictive meaning because they are preceded or followed by specific words indicating a particular type, class or category;

2.1.4	obligations owed by or to more than one person are owed by or to them jointly and severally;

2.1.5	words in the singular include the plural and vice versa; and

2.1.6	references to one gender include all genders.

2.2	In this Lease, unless otherwise specified:

2.2.1	a reference to legislation is a reference to all:

(a)	directives, decisions and regulations of the Council or Commission of the European Union; and

(b)	Acts of Parliament; and

(c)	orders, regulations, consents, licences, notices and bye-laws made or granted:

(i)	under any Act of Parliament; or

(ii)	under any directive, decision or regulation of the Council or Commission of the European Union; or

(iii)	by a local authority or by a court of competent jurisdiction; and

(d)	any mandatory codes of practice issued by a statutory body, in each case having effect in the United Kingdom (or any part of it) from time to time;

2.2.2	a reference to particular legislation is a reference to that legislation as amended, modified, consolidated, re-enacted or replaced from time to time and to all subordinate legislation made under it from time to time;

2.2.3	a reference to a person includes an individual, firm, partnership, company, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.4	a reference to a company includes any company, corporation or any other body corporate (wherever incorporated); and

2.2.5	references to the Premises and the Estate include any part of the Premises or the Estate.

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2.3	In this Lease:

2.3.1	an obligation of the Tenant not to do something includes an obligation not to cause or allow that thing to be done;

2.3.2	a reference to any act or to any act or omission of the Tenant includes any act or any act or omission of any other person at the Premises or the Estate with the Tenant's express or implied authority;

2.3.3	the rights and remedies of the Landlord under any clause are without prejudice to any other right or remedy of the Landlord;

2.3.4	the obligations of or restrictions on the Tenant or a Guarantor under any clause, supplemental document or other instrument entered into in connection with this Lease, are without prejudice to the obligations of or restrictions on the Tenant or Guarantor, or to the rights of the Landlord under any other clause, supplemental document or other instrument entered into in connection with this Lease;

2.3.5	a reference to the consent or approval of the Landlord means the prior consent in writing (which, if required by the Landlord, is to be contained in a deed) of the Landlord, and, where required, of any superior landlord or mortgagee of the Landlord;

2.3.6	references to any adjoining property of the Landlord include any property adjoining or near the Premises or the Estate owned, leased or occupied by the Landlord (or any company in the same Group as the Landlord) from time to time;

2.3.7	references to the end of the Term are to the end of the Term whether before or at the end of the term of years granted by this Lease;

2.3.8	references to a fair proportion of any sum are to the whole or a proportion of that sum which is fair and reasonable in the circumstances as determined by the Landlord's Surveyor whose decision will be final and binding (except in the case of manifest error) and where there are different elements to that sum a different proportion for each element may be determined on this basis;

2.3.9	references to a certified copy are to a copy certified by solicitors to be a true copy of the original; and

2.3.10	a requirement that a notice or other communication to be given or made under or in connection with this Lease must be signed by the person giving or making it will be deemed to be satisfied if the notice or other communication is signed on behalf of the person giving it.

2.4	In this Lease, a reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this Lease and a reference to this Lease includes its schedules and appendices.

3.	GRANT AND TERM

At the request of the Guarantor, the Landlord leases the Premises to the Tenant with full title guarantee for a term from and including the date of this Lease expiring on and including October 2022, the Tenant paying the following sums, which are reserved as rent: the Rent, the Insurance Rent the Initial Service Charge, the Service Charge Estimate, the Service Charge Balance and any VAT payable on those sums and any interest due under this Lease.

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4.	RIGHTS GRANTED

4.1	The Landlord grants the Tenant:

4.1.1	a right of way at all times and for all purposes reasonably required for the use of the Premises in accordance with this Lease over the Estate Road for so long as the Estate Roads is not adopted and maintained at public expense; and

4.1.2	a right to use all Service Media not included in the Premises and which from time to time serve the Premises and are laid in under or over the Estate for the free passage of all services to and from the Premises for so long as such Service Media are not adopted and maintained at public expense.

4.1.3	a right of support and protection from the Estate for the Premises.

4.2	The rights granted by clause 4.1:

4.2.1	are granted only to the extent that the Landlord has power to grant them;

4.2.2	unless otherwise specified, are not granted to the Tenant exclusively, but are to be used in common with the Landlord, any superior landlord, any other tenants and lawful occupiers of the Estate and other persons authorised by them;

4.2.3	may be altered, interrupted or varied for the purposes of any works of maintenance, repair, alteration, development or the replacement of any land, building, or Service Media in connection with which the rights are exercised; and

4.2.4	are to be exercised by the Tenant, and any authorised undertenant, in accordance with any regulations which the Landlord may make for the proper management of the Estate and which have been previously notified to the Tenant in writing.

4.3	The Tenant will not be or become entitled to any right, easement or privilege that is not expressly granted by clause 4.1, and section 62 of the Law of Property Act 1925 does not apply to this Lease.

4.4	The Tenant acknowledges that the flow of light and air to the Premises over any adjoining land owned by the Landlord at the date of this Lease is and will be enjoyed with the Landlord's consent.

5.	EXCEPTIONS AND RESERVATIONS

5.1	The following rights are excepted and reserved from this Lease:

5.1.1	a right of way with or without vehicles and machinery at all times over the Premises Road (or such other unbuilt upon parts of the Premises that the Landlord reasonably requires) in order to access any other part of the Estate or on any adjoining or neighbouring property belonging to the Landlord for any purpose;

5.1.2	all rights of light or air to the Premises over other land that now exist or are in the course of acquisition;

5.1.3	to build or carry out any works on any other part of the Estate or on any adjoining or neighbouring property belonging to the Landlord, or to build into any of the boundary walls, foundations or roofs of the Premises, even if such building or works lessen the flow of light or air to the Premises or cause any nuisance, damage or inconvenience to the Tenant or other occupier of the Premises;

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5.1.4	the right to the free and uninterrupted passage and running of all services from and to all other parts of the Estate and all other buildings and land through and along all Service Media from time to time within the Premises but which do not exclusively serve the Premises;

5.1.5	of support and protection from the Premises for the rest of the Estate;

5.1.6	a right in connection with any works to any adjoining or nearby property (including any other part of the Estate) to traverse the jib of any crane through the airspace comprised in the Premises;

5.1.7	to enter the Premises on reasonable prior written notice (except in an emergency) and at reasonable times in order to:

(a)	inspect the state and condition of the Premises to determine whether the Tenant is complying with its obligations in this Lease and to take any action to remedy any breach of such obligations;

(b)	carry out any assessment or inspection necessary to prepare an EPC;

(c)	to review or measure any environmental rating any water use at the Estate and any waste production or waste management issues relating to the Estate;

(d)	to carry out energy efficiency improvements;

(e)	inspect, install, alter, connect into, repair and replace any Service Media in, on, under or over any unbuilt part of the Premises, but which do not form part of the Premises and construct Service Media at any time during the Term, on, over or under any unbuilt part of the Premises;

(f)	attach signs and notices and erect scaffolding or other equipment on the unbuilt or parts of the Premises and exercise any other right excepted and reserved to the Landlord by this Lease; and

(g)	exercise any other right excepted and reserved to the Landlord by this Lease, or for any other reasonable purpose connected with this Lease or with the Landlord's interest in the Premises, the Estate or any adjoining property of the Landlord or to enable the Landlord to comply with any legislation.

PROVIDED THAT the Landlord or the Landlord's representative are accompanied (subject to the Tenant making such person available at all times) by the Tenant and comply with the reasonable requirements of the Tenant in relation to such entry, at all times.

5.2	The rights excepted and reserved by this Lease are excepted and reserved to the Landlord and any superior landlord, and may be exercised by anyone authorised by the Landlord or a superior landlord.

5.3	The person exercising any right of entry excepted and reserved by this Lease shall make good any damage caused to the Premises (subject to clause 5.4) to the Tenant's reasonable satisfaction but shall not be under any obligation to make any other compensation to the Tenant or other occupier of the Premises.

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5.4	The Tenant shall allow any person who has a right to enter the Premises to enter the Premises at all reasonable times, during and outside usual business hours, provided that reasonable notice has been given, which need not be written notice and that the Landlord or the Landlord's representative are accompanied (subject to the Tenant making such person available at all times) by the Tenant. In cases of emergency no notice need be given and the Landlord, or another person on behalf of the Landlord may break into the Premises if entry cannot be effected in any other way. The Landlord shall not be liable to make good any damage caused to the Premises in breaking into the Premises in these circumstances but shall cause as little damage as is reasonably practicable.

6.	THIRD PARTY RIGHTS OVER THE PREMISES

6.1	There are excepted from this Lease and this Lease is granted subject to:

6.1.1	all existing rights which belong to other property, or are enjoyed by other property over the Premises or any land or Service Media over which the Tenant may exercise rights by virtue of this Lease; and

6.1.2	the matters contained or referred to in the property and charges registers of title number CB219591 as at the date of this Lease.

6.2	The Tenant shall comply with the matters contained or referred to in the registers referred to in clause 6.1 so far as they relate to the Premises or any rights the Tenant may exercise by virtue of this Lease.

6.3	The Tenant shall:

6.3.1	not permit any third party to acquire any right over the Premises or to encroach upon the Premises and shall on becoming aware of the same give the Landlord immediate written notice of any attempt to do this;

6.3.2	at the Landlord's cost, take any steps which the Landlord may reasonably require to prevent the acquisition of any right over or encroachment on the Premises;

6.3.3	at the Landlord's request and cost, preserve for the benefit of the Premises and the Landlord's interest in them all existing rights which belong to the Premises and are enjoyed over adjoining or neighbouring property;

6.3.4	not block or obstruct any window or ventilator at the Premises; and

6.3.5	not grant any right or licence to a third party relating to the airspace at the Premises.

7.	PAYMENT OF RENTS

7.1	The Tenant shall pay to the Landlord the Rent, the Initial Service Charge, the Service Charge Estimate and any VAT payable on those sums without deduction, recoupment or set-off (whether legal or equitable) in four equal instalments in advance on the usual quarter days, and shall pay the Insurance Rent within 10 Business Days of demand, the Initial Service Charge, the Service Charge Balance and the Road Cost and any VAT on them on demand (whether such demand is made and received before or after the end of the Term) and interest in accordance with clause 8.7.

7.2	The Tenant shall pay the first instalment of the Rent and any VAT due on it to the Landlord on the Rent Commencement Date, and the first instalment is to be a proportionate amount for the period from and including the Rent Commencement Date, until the next quarter day.

7.3	The Tenant shall pay the Initial Service Charge from the date of this Lease until (but excluding) the Service Charge Commencement Date. The first instalment of the Initial Service Charge and any VAT due on it shall be paid to the Landlord on the date of this Lease and shall be a proportionate amount for the period from and including the date of this Lease until the next quarter day.

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7.4	The Tenant shall pay the Service Charge Estimate from (and including) the Service Charge Commencement Date for the remainder of the Term. The first instalment of the Service Charge Estimate and any VAT due on it shall be paid to the Landlord on the Service Charge Commencement Date and shall be a proportionate amount for the period from and including the Service Charge Commencement Date until the next quarter day (credit being given for any Initial Service Charge paid in respect of the period after the Service Charge Commencement Date).

7.5	The Tenant shall pay the Road Cost within 10 Business Days of written demand.

7.6	If required by the Landlord, the Tenant shall pay the Rent, the Initial Service Charge, the Service Charge Estimate and any VAT on them by banker's standing order to a bank account in the United Kingdom which the Landlord has notified in writing to the Tenant.

8.	OTHER FINANCIAL MATTERS

8.1	Utilities

The Tenant shall pay all charges, including connection and hire charges, relating to the supply and consumption of Utilities to or at the Premises and that part of the Landlord's Energy Management Costs which the Landlord reasonably attributes to, and shall comply with all present or future requirements and recommendations of the suppliers of Utilities to the Premises.

8.2	Common facilities

The Tenant shall pay within 10 Business Days of demand a fair proportion of any costs properly incurred or payable by the Landlord in respect of any land or Service Media outside the Estate but used in connection with the Premises.

8.3	Rates and taxes

The Tenant shall pay and indemnify the Landlord against all present and future rates, duties, taxes and assessments of any nature charged on or payable in respect of the Premises (or in respect or by reason of any works carried out by or on behalf of the tenant at the Premises) whether payable by the Landlord, owner, occupier or tenant of the Premises and whether of a capital or income, recurring or non-recurring nature except any income or corporation tax imposed on the Landlord (or any superior landlord) in respect of:

8.3.1	the grant of this Lease;

8.3.2	the receipt of the rents reserved by this Lease; or

8.3.3	any dealing or disposition by the Landlord with its interest in the Premises.

8.4	Payments relating to the Premises and other property

Where any of the charges payable under clause 8.1, 8.2 or 8.3 relates to other property as well as the Premises, the amount to be paid by the Tenant will be a fair and reasonable proportion of the whole of the amount charged or payable.

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8.5	Landlord's costs

The Tenant shall pay to the Landlord, on demand, and on an indemnity basis, the fees, costs and expenses properly charged, incurred or payable by the Landlord and its advisers, agents or enforcement officers in connection with:

8.5.1	any steps taken in contemplation of, or in relation to, any proceedings under section 146 or 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938, including the preparation and service of all notices, and even if forfeiture is avoided (unless it is avoided by relief granted by the court);

8.5.2	preparing and serving schedules of dilapidations at any time during the Term or within 12 months after the end of the Term (or, if later, 12 months after the date the Tenant has given vacant possession of the Premises to the Landlord) and supervising any works undertaken to remedy such dilapidations;

8.5.3	recovering (or attempting to recover) any arrears of Rent or other sums due to the Landlord under this Lease, including the costs of preparing and serving any notice under section 17 of the Landlord and Tenant (Covenants) Act 1995 and any costs associated with the Landlord's remedies of taking control of goods or execution;

8.5.4	any investigations or reports carried out to determine the nature and extent of any breach by the Tenant of its obligations in this Lease;

8.5.5	any steps taken to procure that a breach by the Tenant of its obligations under this Lease is remedied; and

8.5.6	the Tenant shall pay to the Landlord, on demand, the reasonable fees, costs and expenses properly charged, incurred or payable by the Landlord and its advisers, agents or enforcement officers in connection with any application for a consent of the Landlord (including the preparation of any documents) which is needed by virtue of this Lease, whether or not such consent is granted and whether or not the application is withdrawn.

8.6	VAT

8.6.1	Where the Tenant is to pay the Landlord for any supply made to the Tenant by the Landlord the Tenant shall also pay any VAT which may be payable in connection with that supply.

8.6.2	Where the Tenant is to pay the Landlord the costs of any supplies made to the Landlord the Tenant shall also pay the Landlord any VAT payable in connection with that supply, except to the extent that the Landlord is able to obtain a credit for the VAT from HM Revenue & Customs.

8.7	Interest

If the Rent is not paid to the Landlord on the due date for payment or if any other sum payable under this Lease is not paid to the Landlord within five Business Days of the due date for payment or if the Landlord refuses to accept any Rent or other such sum when the Tenant is, or may be, in breach of any of its obligations in this Lease, the Tenant shall pay interest to the Landlord on such sum at the Interest Rate for the period from and including the due date until payment (both before and after any judgment) or until payment is accepted by the Landlord (as the case may be).

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8.8	Exclusion of statutory compensation

Any statutory right of the Tenant, or any undertenant, to claim compensation from the Landlord or any superior landlord on leaving the Premises is excluded to the extent that the law allows.

9.	INSURANCE

9.1	Landlord's obligations

The Landlord shall insure the Premises, other than any part installed by or on behalf of the Tenant or any other occupier against the Insured Risks, through an agency chosen by the Landlord (acting reasonably) and subject to any exclusions, excesses and conditions as may be usual in the insurance market at the time or required by the insurers, or reasonably required by the Landlord.

9.2	Reinstatement

If the Premises and/or the access to the Premises are damaged or destroyed by an Insured Risk, then:

9.2.1	unless payment of any insurance money is refused because of any act or omission of the Tenant and the Tenant has failed to comply with clause 9.3.8; and

9.2.2	subject to the Landlord being able to obtain any necessary consents and to the necessary labour and materials being and remaining available,

the Landlord shall use the insurance money it receives, except money received for loss of rent, in repairing and reinstating the Premises and (as the case may be the access to the Premises) (other than any part which the Landlord is not obliged to insure) or in building reasonably comparable premises as soon as reasonably practicable.

9.3	Tenant's obligations

The Tenant shall:

9.3.1	pay the Insurance Rent in accordance with this Lease;

9.3.2	pay on demand any increase in the insurance premium for the Estate or any adjoining property of the Landlord which is attributable to the use of the Premises, or anything done or omitted to be done on the Premises by the Tenant or any other occupier of the Premises;

9.3.3	pay on demand a fair and reasonable proportion of the costs incurred or payable by the Landlord in connection with the Landlord obtaining a valuation of the Estate for insurance purposes, as long as such valuation is made at least three years after any previous such valuation;

9.3.4	comply with the requirements of the insurers relating to the Premises;

9.3.5	not do or omit to do anything which may make any insurance of the Estate or of any adjoining property of the Landlord taken out by the Landlord or any superior landlord void or voidable, or which would result in an increase in the premiums for such insurance unless the Tenant has agreed to pay any such increase in the premiums in accordance with clause 9.3.3 above;

9.3.6	give the Landlord written notice immediately on becoming aware of the same, of any damage to or destruction of the Premises by an Insured Risk;

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9.3.7	pay the Landlord within 10 Business Days of demand the amount of any excess properly required by the insurers in connection with that damage or destruction;

9.3.8	pay the Landlord within 10 Business Days of demand an amount equal to any amount which the insurers properly refuse to pay, following damage or destruction by an Insured Risk to any part of the Estate or any adjoining property of the Landlord, because of any act or omission of the Tenant;

9.3.9	pay the Landlord within 10 Business Days of demand the reasonable costs properly incurred by the Landlord in preparing and settling any insurance claim relating to the Premises (or a fair and reasonable proportion of such costs in relation to the Estate as a whole) arising, in any case, from any insurance taken out by the Landlord;

9.3.10	not take out any insurance of the Premises against the Insured Risks in its own name other than in respect of any part of the Premises installed by or on behalf of the Tenant or any undertenant or any other occupier, and if the Tenant has the benefit of any such insurance, the Tenant shall hold all money receivable under that insurance upon trust for the Landlord; and

9.3.11	if requested by the Landlord (acting reasonably) remove its fixtures and effects from the Premises to allow the Landlord to repair or reinstate the Premises.

9.4	Suspension of Rent

9.4.1	If the whole or part of the Premises or the access thereto, are damaged or destroyed by an Insured Risk so as to make the Premises or any part unfit for occupation or use, the Rent (or a due proportion of it determined by the Landlord (acting reasonably) according to the nature and extent of the damage) will, subject to clause 9.4.2, be suspended from the date of damage or destruction until the expiration of the period insured for loss of Rent, or, if sooner, until the Premises, or such part, have been made fit for occupation and use.

9.4.2	The Rent will not be suspended to the extent that any loss of rent insurance has been made ineffective, or payment of it has been refused by the insurers because of any act or omission by the Tenant, nor unless and until any arrears of Rent or other sums due under this Lease have been paid by the Tenant in full (save in the case of other sums due under this lease where there is a bona fide dispute).

9.5	Termination

9.5.1	This clause 9.5 applies if the Rent is suspended pursuant to clause 9.4.1 by reason of the whole (or substantially the whole) of the Premises or the access thereto being unfit for occupation or use and the Landlord has not substantially completed the relevant works required to be carried out pursuant to clause 9.2, by the end of the period of six months from the date of damage or destruction.

9.5.2	If this clause 9.5 applies the Landlord or the Tenant may terminate this Lease by giving to the other not less than one month's written notice (such notice not to be served until the six months period referred to in clause 9.5.1 has expired) and upon expiry of such notice, unless the Landlord has then substantially completed the relevant works required to be carried out pursuant to clause 9.2, this Lease shall then determine.

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9.5.3	Termination of this Lease pursuant to clause 9.5 will be without prejudice to any right of any party against any other for any antecedent breach of its obligations under this Lease.

9.6	Termination - Damage by an Uninsured Risk

9.6.1	If the Premises or the means of access thereto are damaged or destroyed by an Uninsured Risk then the provisions of this clause 9.6 shall apply.

9.6.2	The Landlord may within three months of the date of such damage or destruction notify the Tenant either that:

(a)	the Landlord will reinstate the Premises and/or the means of access to the Premises at its own cost in which case clause 9.2 shall be construed as if the damage or destruction were Insured Damage; or

(b)	the Landlord does not intend to reinstate the Premises and/or the means of access to the Premises in which case this Lease will end on the date of the Landlord's notice, but without prejudice to any right of action of either party in respect of any previous breach by the other of this Lease.

9.6.3	If either the Landlord fails to serve notice under clause 9.6.2 or fails to complete the reinstatement of the Premises and/or the means of access to the Premises within six months of the date of damage or destruction, then the Tenant may at any time thereafter end this Lease by notice in writing to the Landlord and this Lease shall end but without prejudice to any right of action of either party in respect of any breach by the other of this Lease.

9.7	Insurance money

All insurance money payable will belong to the Landlord.

10.	SERVICE CHARGE

10.1	Definitions

The following definitions apply in clause 10.

"Certificate" means a statement certified by the Landlord or the Landlord's Surveyor or its accountant, which shows:

(a)	the Service Charge Estimate;

(b)	the Landlord's Expenses;

(c)	the Service Charge;

(d)	the Service Charge Balance; and

(e)	the Service Charge Cap,

for the relevant Service Charge Year;

"Landlord's Expenses" means the costs (including any VAT charged on such costs to the extent that the Landlord is not able to obtain a credit for such VAT from Mil Revenue & Customs) properly incurred or provided for by or on behalf of the Landlord in connection with all or any of the following items:

(a)	the Services;

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(b)	providing, operating, inspecting, maintaining, repairing and replacing Service Media within the Estate (other than Service Media which form part of the Premises or any Lettable Unit or which do not belong to the Landlord);

(c)	removing any obstruction on the Estate Road;

(d)	providing, operating, inspecting, insuring and maintaining, repairing and replacing any equipment, plant and machinery and other materials, which are used in providing the matters listed in this definition;

(e)	fuel and Utilities used on the Estate or in providing the matters listed in this definition and that part of the Landlord's Energy Management Costs which the Landlord reasonably attributes (or reasonably anticipates attributing) to the Estate and to the provision of those matters;

(f)	maintenance and other contracts entered into for the provision of the matters listed in this definition;

(g)	providing, maintaining and, when reasonably necessary, renewing signs at the Estate;

(h)	providing, maintaining and, when reasonably necessary, replacing or altering such security systems for the benefit of the whole (or substantially the whole) of the Estate, which the Landlord (in the interests of good estate management) reasonably considers appropriate and which may include the provision of closed-circuit television, barriers and other equipment, and security guards and patrols (whether employed by the Landlord or engaged as contractors);

(i)	employing or arranging for the employment (and the termination of employment) of staff in connection with the provision of the matters listed in this definition, including the costs of insurance, pension and welfare contributions and the provision of clothing, tools and equipment incurred in connection with such employment;

(i)	all present and future rates, taxes, duties and assessments of whatever nature charged on, or payable in respect of the Estate;

(k)	complying with any legislation relating to Estate (or relating to the Premises (or any part of them) but for which the Landlord is responsible);

(1)	complying with or, where the Landlord reasonably considers it appropriate, contesting the requirements or proposals of the local or any other competent authority in respect of the Estate;

(m)	abating any nuisance to the Estate;

(n)	making such provisions as the Landlord reasonably considers appropriate for anticipated future expenditure including the provision and replacement of any plant, machinery, lifts or equipment used or to be used in connection with the matters listed in this definition;

(o)	leasing any item used in providing the matters listed in this definition;

(p)	obtaining any professional advice which may from time to time be required in relation to the management of the Estate or the provision of the matters listed in this definition;

(q)	the proper fees of managing agents retained by the Landlord for the management of the Estate, the provision of the matters listed in this definition and the collection of all rents and service charges (including the Rent, the Initial Service Charge, the Service Charge Estimate and the Service Charge Balance) due from the Tenant and the other occupiers of the Estate (or where any of those tasks is carried out by the Landlord a reasonable charge of the Landlord for that task), but not any such costs arising by reason of those rents or service charges being in arrears; and

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(r)	preparing (and auditing) the Certificate (whether by the Landlord or the Landlord's Surveyor or its accountants),

(s)	any other works, services, amenities or facilities which the Landlord from time to time reasonably considers desirable for the purpose of maintaining, improving or modernising the Estate or any services, amenities or facilities at or for the Estate and which are (or may be) for the general benefit of all, or substantially all, of the occupiers of the Estate and are in accordance with the principles of good estate management, but excluding any cost which the Landlord recovers under any other clause, or from any insurance taken out by the Landlord, where the Tenant is obliged to refund the Landlord the whole or any part of the premium;

"Services" means:

(a)	cleaning, maintaining, lighting, treating and repairing the Estate Road and any Service Media within the Estate which does not exclusively serve the Premises or a Lettable Unit;

(b)	providing and replacing refuse containers for occupiers of the Estate and arranging for the collection of refuse; and

(c)	providing such security for the Estate as the Landlord determines in its reasonable discretion.

10.2	Landlord's obligations

10.2.1	The Landlord shall provide the Services in a manner which the Landlord reasonably considers appropriate.

10.2.2	The Landlord will have no liability for any failure or interruption of any Service:

(a)	while the Tenant is in arrears with payment of the Rent or other sums due under this Lease (save in the case of other sums due under this lease where there is a bona fide dispute;

(b)	during the proper inspection, maintenance, repair or replacement of any relevant Service Media or equipment;

(c)	resulting from a shortage of fuel, water, materials or labour;

(d)	resulting from a breakdown of any equipment used in connection with the provision of the Services; or

(e)	resulting from any act or omission of any employee, contractor or agent of the Landlord,

or for any other reason beyond the reasonable control of the Landlord.

10.2.3	In the circumstances mentioned in clauses 10.2.2(c), 10.2.2(d), 10.2.2(e) and 10.2.2(e), the Landlord shall restore the relevant Service as soon as is reasonably practicable.

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10.2.4	Following the Service Charge Commencement Date:

(a)	the Landlord shall produce the Certificate to the Tenant as soon as practicable after the end of the Service Charge Year;

(b)	the Landlord shall, but at the cost of the Tenant, allow the Tenant to inspect any invoices and receipts for the Services as long as the Tenant has given the Landlord reasonable written notice; and

(c)	if any Lettable Unit is unlet for any period, the Landlord shall bear a fair and reasonable proportion of the Landlord's Expenses in respect of that Lettable Unit.

10.3	Tenant's obligations

10.3.1	The Tenant shall pay the Initial Service Charge, Service Charge Estimate and the Service Charge Balance and any VAT on them as provided in clause 7.

10.3.2	If the end of the Term does not coincide with the end of a Service Charge Year, the Service Charge due from the Tenant for the part of that Service Charge Year which is within the Term will be reduced by the proportion which the part of that Service Charge Year which is after the end of the Term bears to one year.

10.3.3	The end of the Term shall not prejudice the Landlord's entitlement to demand nor the Tenant's liability to pay the Service Charge Balance for the Service Charge Year then current, apportioned in accordance with clause 10.3.2.

10.4	Estimating and revising the Service Charge

10.4.1	Following the Service Charge Commencement Date, the Landlord shall give the Tenant a statement of the Service Charge Estimate for each Service Charge Year. Until the statement has been given, the Service Charge Estimate shall be payable at the rate of the Service Charge Estimate for the previous Service Charge Year. Once the statement has been given, the remaining instalments of the Service Charge Estimate and any VAT on them will be adjusted so as to provide for payment of the whole Service Charge Estimate for that Service Charge Year to be paid during that year.

10.4.2	If, during a Service Charge Year, the Landlord reasonably expects the cost of the Services to increase materially above its previous estimate of the cost of the Services for that Service Charge Year, the Landlord may revise its estimate of those costs and the Service Charge Estimate will be based on that revised estimate and the remaining instalments of the Service Charge Estimate adjusted so that the revised Service Charge Estimate will have been paid by the end of that Service Charge Year. The Landlord may revise the Service Charge Estimate more than once in a Service Charge Year.

10.4.3	The Service Charge Estimate for any Service Charge year (whether an initial Service Charge Estimate or a revised one) may not exceed the Service Charge Cap for that Service Charge Year.

10.5	Changes to the Service Charge Cap

10.5.1	In this clause:

"Current Index Figure" means, in respect of each relevant Service Charge Year the figure given in the Index for the month immediately preceding the beginning of that Service Charge Year;

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"Index" means the Retail Prices Index (All Items) published by the Office for National Statistics or any successor government ministry, department or agency;

"Previous Index Figure" means, in respect of each relevant Service Charge Year, the figure given in the Index for the month immediately preceding the beginning of the previous Service Charge Year.

10.5.2	The Service Charge Cap for each Service Charge Year, other than that current at the date of this Lease, will be the higher of the Service Charge Cap for the immediately preceding Service Charge Year and the amount calculated by the following formula:

N = E x C/P

Where:

N   (the new Service Charge Cap) is the Service Charge Cap for the relevant Service Charge Year;

E   (the existing Service Charge Cap) is the Service Charge Cap for the immediately preceding Service Charge Year;

C    is the Current Index Figure;

P   is the Previous Index Figure.

10.5.3	If the Index is re-based at any time or times during the Term, the Current Index Figure and the Previous Index Figure will be the figures that would have been given in the Index for the relevant month had there been no re-basing of the Index.

10.5.4	If the Index ceases to be published, the Landlord shall, for the purposes of changes to the Service Charge Cap for Service Charge Years after the date the Index ceases to be published, select a replacement index, being an index published by the Office for National Statistics or any successor government ministry, department or agency, to be the Index for the purposes of this clause. The Landlord shall act reasonably in making its selection of a replacement index.

10.5.5	If it becomes impossible or impractical to calculate the Service Charge Cap by reference to the Index (as rebased and/or replaced as mentioned above), then the basis for calculating the Service Charge Cap for the remaining Service Charge Years will be determined under the Arbitration Act 1996 by a single arbitrator who shall set the new basis for calculating the Service Charge Cap, which new basis must be a fair and reasonable basis having regard to the intent of this clause.

10.6	General provisions

10.6.1	In the absence of manifest error, the Certificate will be conclusive as to the amount of the Service Charge.

10.6.2	The Landlord shall notify the Tenant in writing of any change in the date of the beginning of the Service Charge Year.

10.6.3	If the Service Charge for any Service Charge Year is less than the Service Charge Estimate (as and if revised), the balance will be credited against the instalments of the Service Charge Estimate due from the Tenant in the following Service Charge Year, or, at the end of the Term, set-off against any sums due from the Tenant to the Landlord with any balance being repaid to the Tenant.

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10.6.4	The Landlord's Expenses for the Service Charge Year in which the beginning of the Term falls may include costs incurred by or provided for or on behalf of the Landlord before the beginning of the Term so far as they relate to Services which are to be provided during the Term. The Landlord's Expenses in any Service Charge Year may (where reasonable) include provisions for expenses to be made after the end of the Term so far as such provisions are reasonable having regard to the Services which are provided during the Term.

11.	STATE AND CONDITION OF THE PREMISES

11.1	Repair

The Tenant:

11.1.1	shall put and keep the Premises in good and substantial repair and condition but (subject to clause 11.1.2) shall not be required to M the Premises into any better state of repair or condition than as evidenced by the Schedule of Condition.

11.1.2	shall put and keep the roof and all elements of the roof structure in a state of repair and condition so as to ensure that the Premises is wind and water right;

11.1.3	keep any outside parts of the Premises clean and tidy, any landscaped areas clear of weeds and replace any glass which becomes broken or damaged;

11.1.4	The Tenant shall not be liable under this clause 11.1 to the extent that the Landlord is obliged to carry out the relevant repair works under clause 9.2 or to the extent that the Landlord is prevented from carrying them out by reason of the matters referred to in clause 9.2.2.

11.1.5	The Tenant shall:

(a)	within one month of the date of this Lease provide the Landlord with full Tenant's Works Details for the Landlord's approval. If such details are not approved by the Landlord the Tenant shall re-submit Tenant's Works Details (with such additional information as the Landlord shall require as soon as reasonably practicable (and as often as requested by the Landlord so as to supply all requisite information) and in any event within one week or within such longer period as is agreed with the Landlord of the Landlord's subsequent request) for Landlord approval;

(b)	early out and substantially complete the Tenant Requisite Works within six months of commencement of the Term.

11.2	Alterations

11.2.1	The Tenant shall not make any alterations or additions to the Premises except as permitted by this clause 11.

11.2.2	The Tenant shall not make alterations to the structure of the Premises which will, at the date of the Tenant's application to the Landlord for consent to make such alterations, adversely affect the value of the Premises or the Estate or of any adjoining property of the Landlord. The Tenant may make other alterations to the exterior or structure of the Premises with the consent of the Landlord, such consent not to be unreasonably withheld or delayed and the Landlord shall use reasonable endeavours to respond to any such application for consent within 10 Business Days.

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11.2.3	Subject to clause 11.2.4 below, the Tenant shall not make internal, non-structural alterations or additions which will or may affect any of the Service Media or any plant or machinery (or any other services or systems) at the Premises or the Estate without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

11.2.4	The Tenant may make other internal, non-structural alterations or alterations to the loading doors at the Premises without the consent of the Landlord but the Tenant shall provide reasonable and proper notice of its intention to carry out any works (having regard to the nature and extent of works proposed) and shall in relation to any such works which it does carry out, carry them out:

(a)	and complete them in a good and workmanlike manner, with good quality materials fit for the purpose for which they are required and so as to be free from defects and without using or permitting the use of any material or substance which, at the time of use, does not conform to all relevant British and European standards and codes of practice or which is generally known to the United Kingdom building industry at the time of use to be deleterious to health and safety or to the durability of the works in the particular circumstances in which it is used;

(b)	in accordance in all respects with all relevant legislation and the terms of any consents which are required for the works;

(c)	in a manner so as to cause as little inconvenience and annoyance as reasonably possible to the Landlord, any superior landlord and the other occupiers of the Estate;

(d)	so as not to result in the Premises, or any other part of the Estate, becoming unsafe; and

(e)	at its sole risk.

and the Tenant shall make good to the Landlord's satisfaction any damage arising out of, or incidental to, the carrying out or completion of the works and shall provide the Landlord with a set of as-built drawings as soon as reasonably practicable after completion of the alterations or additions.

11.2.5	The Tenant shall confirm completion of any alterations or additions to the Property within 15 Business Days of completion of them and shall provide the Landlord with a set of as-built drawings at the same time.

11.2.6	Unless and to the extent otherwise required by the Landlord, the Tenant shall, at the end of the Term, remove any and all alterations and additions made to the Premises during the Term and shall reinstate the Premises and make good any damage caused by that removal to the reasonable satisfaction of the Landlord.

11.3	Signs and re-letting notices

11.3.1	The Tenant shall not display any form of flag, signs or notices at the Premises which can be seen from outside the Premises, except one external sign approved by the Landlord (such approval not to be unreasonably withheld or delayed) and giving the name and business of the Tenant (or other authorised occupier), and at the end of the Term the Tenant shall remove any such sign and make good any damage caused by that removal to the reasonable satisfaction of the Landlord.

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11.3.2	The Tenant shall permit the Landlord to place a sign on the Premises at any time advertising the sale of the Landlord's interest (or any superior interest) in the Premises and during the last six months of the Term for the re-letting of the Premises.

11.3.3	The Tenant shall not to exhibit any flashing sign or light on the Premises.

11.4	Yield up

11.4.1	At the end of the Term, the Tenant shall:

(a)	yield up the Premises in a state of repair, condition and decoration which is consistent with the proper performance of the Tenant's repairing covenants in this Lease;

(b)	carry out any works necessary to ensure that the Asset Rating of the Premises would be no lower than the Asset Rating of the Premises as at the date of the Lease;

(c)	remove every sign or notice which the Landlord requires to be removed and (unless and to the extent that the Landlord agrees otherwise) to remove all tenant's fixtures and fittings furniture and effects from the Premises making good to the reasonable satisfaction of the Landlord all damage caused to the Premises or the Estate by such removal;

(d)	(unless and to the extent that the Landlord agrees otherwise) reinstate and restore the Premises to the same state and condition as they were in immediately following the completion of the Tenant Requisite Works provided that the Tenant shall not be obliged to reinstate the mezzanine removed as part of the Tenant's Requisite Works or any ancillary services to the mezzanine; and

(e)	hand over to the Landlord (or if requested to provide copies of) any:

(i)	files registers or management plans (including any relating to asbestos) required to be maintained under health and safety legislation in relation to the Premises;

(ii)	EPC for the Premises together with details of the reference number of such EPC (if not apparent from the copy);

(iii)	air-conditioning inspection report relating to any air-conditioning system serving the Premises and obtained by the Tenant as the relevant person under the EPB Regulations; and

(iv)	records in relation to the Premises (including any underlet part of the Premises) made for the purposes of complying with the Regulatory Reform (Fire Safety) Order 2005 including any records of findings following a fire risk assessment of the Premises (or any underlet part).

11.4.2	Any reinstatement restoration and replacement carried out pursuant to this paragraph shall be carried out so far as practicable using good quality materials from sustainable sources, save where such materials would result in a material increase in the cost of such reinstatement restoration or replacement.

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11.4.3	Any liability of the Tenant to the Landlord pursuant to a breach of the Tenant's obligation to yield up the Premises in accordance with the repairing obligation in clause 11.1.2 shall be limited to one hundred thousand pounds (£100,000).

11.5	Codes of practice

The Tenant shall ensure that all works carried out at the Premises by or on behalf of the Tenant are carried out in accordance with all relevant codes of practice applicable to those works and issued by a statutory or professional body.

12.	USE OF THE PREMISES

12.1	The Permitted Use

The Tenant shall not use the Premises except for the Permitted Use.

12.2	Obstructions

The Tenant shall not obstruct the Estate or any other pavement, footpath or roadway adjoining or serving the Premises.

12.3	Restrictions on use

The Tenant shall not:

12.3.1	leave the Premises unoccupied for a period of more than one month without first giving written notice to the Landlord nor for more than three months without the consent of the Landlord, but the Tenant shall not by virtue of clause 12.3.1 be required to trade from the Premises;

12.3.2	do anything on the Premises which is illegal or immoral or which would cause a statutory nuisance or inconvenience or any damage or disturbance to the Landlord or any of the other occupiers of the Estate or any owner or occupier of any other property adjoining or near the Premises;

12.3.3	carry out any acts at the Premises which are noxious, dangerous or offensive or store dangerous or inflammable materials at the Premises without compliance with all relevant regulations;

12.3.4	allow waste to accumulate at the Premises and shall ensure that all waste refuse or recycling containers on the Premises are regularly emptied;

12.3.5	allow any material which is deleterious, polluting or dangerous (to persons or property) to enter any Service Media or any adjoining property;

12.3.6	deposit store exhibit stack or sell any goods materials articles or other objects outside any buildings on the Premises; nor

12.3.7	overload the Premises nor damage overload or obstruct any Service Media or any other part of the Estate.

12.4	Fire and security precautions

12.4.1	The Tenant shall comply with the requirements and recommendations of the fire authority and with any reasonable requirements of the Landlord relating to fire prevention and the provision of fire-fighting equipment at the Premises and the reasonable requirements of the Landlord in relation to the security of the Estate and of the Premises while they are vacant which have been previously notified to the Tenant in writing.

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12.4.2	Whenever requested by the Landlord (acting reasonably), the Tenant shall provide copies of or make available for inspection any records in relation to the Premises (including any underlet part of the Premises) made for the purposes of complying with the Regulatory Reform (Fire Safety) Order 2005 including any records of findings following a fire risk assessment of the Premises (or any underlet part).

12.5	Wireless Data Services

12.5.1	The Tenant shall comply with statute common law and all relevant codes of practice in relation to the operation of any Wireless Data Services installed or maintained within the Premises or serving the Tenant or occupiers of the Premises

12.5.2	Not to operate Wireless Data Services so as to interfere with the lawful provision of Wireless Data Services in any other part of the Estate or any adjoining or neighbouring premises.

12.6	Exclusion of warranty

The Landlord does not warrant or represent that the Premises may be used for the Permitted Use or for any other purpose.

13.	DEALINGS

13.1	General restrictions

The Tenant shall not part with or share nor agree to part with or share possession of the whole or part of the Premises or this Lease, nor allow any other person to occupy the whole or any part of the Premises, except as permitted by the remainder of clause 13.

13.2	Assignments

The Tenant shall not assign or agree to assign this Lease.

13.3	Underlettings

13.3.1	The Tenant shall not underlet or agree to underlet any part of the Premises (as opposed to the whole) other than a Permitted Part.

13.3.2	The Tenant may underlet a Permitted Part, provided any such underlease is in accordance with the remainder of clause 13.3 and with clause 13.4.

13.3.3	The Tenant shall not underlet the whole of the Premises, except in accordance with the remainder of clause 13.3 and with clause 13.4 and then only with the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

13.3.4	The Tenant shall not underlet the Premises or a Permitted Part without first obtaining from the undertenant a covenant by the undertenant with the Landlord to comply with the obligations on the undertenant in the underlease (and any document which is supplemental or collateral to the underlease) throughout the term of the underlease or until the undertenant is released by virtue of the Landlord and Tenant (Covenants) Act 1995, if sooner.

13.3.5	Any underlease shall be granted at a rent which is not less than the then full open market rental value of the Premises or in respect of an underletting of a Permitted Part the then full open market rental value of that part (but this will not prevent an underlease providing for a rent-free period of a length as is then usual in the open market in respect of such a letting), and without a fine or premium and with the underlease rent payable not more than one quarter in advance.

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13.3.6	The Tenant shall not grant an underlease unless:

(a)	before the earlier of the undertenant entering into the underlease and the undertenant becoming contractually bound to do so, the Tenant has served a notice on the undertenant and the undertenant (or a person duly authorised by the undertenant) has made a statutory declaration, such notice and statutory declaration to relate to the tenancy to be created by the underlease and to comply with section 38A of the Landlord and Tenant Act 1954 and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(b)	the Tenant has supplied the Landlord with a certified copy of the notice and statutory declaration referred to in clause (a).

13.3.7	The Tenant shall not grant any underlease for a term which will expire by effluxion of time later than three clear days before the date the contractual term granted by this Lease will expire by effluxion of time.

13.3.8	The Tenant shall not enter into any collateral deed nor give any side letter varying or relieving the undertenant from any terms required by clause 13.3 or clause 13.4 to be contained in the underlease.

13.3.9	The Tenant shall not grant any underlease which would create more than two underlettings of the Premises at any one time.

13.3.10	The Tenant shall not underlet the premises for a term capable of lasting beyond the Termination Date (as defined in clause 22).

13.4	Terms to be contained in any underlease

Any underlease shall contain the following terms:

13.4.1	an obligation on the undertenant not to deal with or dispose of its interest in the underlease (including by way of declaration of trust) or part with or share possession of the whole or part of that interest or permit any other person to occupy the Premises;

13.4.2	if this Lease requires the consent or approval of the Landlord for any matter and that matter is permitted by the underlease, a provision requiring the consent or approval of the Landlord for that matter; and

13.4.3	if this Lease requires the consent or approval of the Landlord, such consent not to be unreasonably withheld or delayed for any matter and that matter is permitted by the underlease, a provision requiring the consent or approval of the Landlord for that matter, such consent not to be unreasonably withheld or delayed;

and shall otherwise be on terms consistent with this Lease.

13.5	Further provisions relating to underleases

13.5.1	The Tenant shall enforce the obligations of the undertenant in any underlease.

13.5.2	The Tenant shall not vary the terms of, nor, without the consent of the Landlord, such consent not to be unreasonably withheld, accept or agree to accept a surrender of, nor forfeit any underlease.

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13.6	Charging

The Tenant shall not charge or agree to charge any part of the Premises (as opposed to the whole) and shall not charge or agree to charge the whole of the Premises without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

13.7	Declarations of trust

The Tenant shall not make any declaration of trust of the whole or any part of its interest in the Premises or this Lease.

13.8	Group sharing of occupation

Nothing in clause 13 will prevent the Tenant or any permitted undertenant from sharing occupation of the Premises with another member of the same Group if and so long as that other member remains a member of that Group and no relationship of landlord and tenant subsists between the Tenant or permitted undertenant and that other member. The Tenant shall keep the Landlord informed of the identity of all occupiers and of the basis of their occupation of the Premises.

13.9	Notification of dealings

Within 15 Business Days of any dealing with, or devolution of, the Premises or this Lease or of any interest created out of them or it, the Tenant shall give the Landlord written notice of that dealing or devolution together with a certified copy of any document effecting or evidencing the dealing or devolution (and a certified copy for any superior landlord).

13.10	Registration at the Land Registry

13.10.1	If this Lease and/or the rights granted or reserved by this Lease are or should be registered at the Land Registry under the Land Registration Act 2002 then the Tenant shall:

(a)	apply to register this Lease and any assignment or other registrable disposition of this Lease at the Land Registry within 10 Business Days of the date of the grant of this Lease or the date of the instrument of assignment or other disposition requiring registration (as the case may be) and procure completion of that registration;

(b)	use all reasonable endeavours to procure that all rights granted or reserved by this Lease are properly noted against the affected titles; and

(c)	within five Business Days of the registration of the grant, assignment, other registrable disposition of this Lease or notice against the affected titles (as the case may be) deliver to the Landlord official copies of the registered title.

13.10.2	The Landlord shall not be liable to the Tenant for the Tenant's failure to register and 'or to protect this Lease or any rights granted by it.

14.	LEGAL REQUIREMENTS AND REGULATIONS

14.1	Legislation and planning

The Tenant shall:

14.1.1	comply with all legislation affecting the Premises, their use and occupation and the health and safety of persons working at or visiting the Premises, whether the legislation requires the owner, landlord, tenant or occupier to comply;

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14.1.2	give the Landlord written notice of any defect in the Premises which may make the Landlord liable to do, or not to do, any act to comply with the duty of care imposed by the Defective Premises Act 1972, and shall display any notices at the Premises needed to enable the Landlord to comply with the Defective Premises Act 1972;

14.1.3	not apply for planning permission without the consent of the Landlord;

14.1.4	pay any charge imposed under legislation relating to town and country planning in respect of the use of the Premises, or any works carried out at the Premises by the Tenant;

14.1.5	in relation to community infrastructure levy (or any similar or replacement charge or levy):

(a)	pay any community infrastructure levy (or any similar or replacement charge or levy);

(b)	serve a notice assuming liability (and provide a copy of such notice to the Landlord) and not withdraw it (or carry out such equivalent or similar steps as may be required or permitted in relation to any similar or replacement charge or levy); and

(c)	indemnify the Landlord against all liabilities arising out of community infrastructure levy (or any similar or replacement charge or levy); and

in each case in respect or by reason of any works carried out at the Premises by the Tenant.

14.1.6	at the end of the Term pay the Landlord a fair proportion of any compensation which the Tenant has received or which is receivable by the Tenant because of any restriction placed on the use of the Premises under any legislation.

14.2	Notices relating to the Premises

14.2.1	The Tenant shall give the Landlord a copy of any notice received by the Tenant, relating to the Premises or the Estate or any occupier of them, or to the Landlord's interest in them, upon having received it and at the Landlord's cost take any steps which the Landlord may require in connection with such notice.

14.2.2	The Tenant shall not give any notice or counter-notice under the Party Wall etc. Act 1996 without the consent of the Landlord.

14.3	The Construction (Design and Management) Regulations 2015

14.3.1	In this clause 14.3 "Regulations" means the Construction (Design and Management) Regulations 2015 and "File" means the Health and Safety file required by the Regulations for any project (within the meaning of the Regulations) carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises.

14.3.2	In respect of any works carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises (including any works of reinstatement which may be carried out after the end of the Term) to which the Regulations apply:

(a)	the Tenant shall comply in all respects with the Regulations and procure that any person (other than the Landlord) who otherwise has any duty under the Regulations, complies with the Regulations; and

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(b)	if and to the extent that the Landlord is a client for the purposes of the Regulations, the Tenant shall agree with the Landlord in writing (or the Tenant shall procure that the undertenant or other occupier of the Premises (as the case may be) agrees with the Landlord in writing), for the purpose of the Regulations, to be treated as the only client in relation to such works, and the Tenant shall not begin (or shall procure that the undertenant or other occupier (as the case may be) does not begin) to carry out such works until that agreement has been made.

14.3.3	The Tenant shall:

(a)	compile, maintain and make the File available to the Landlord for inspection at all times;

(b)	on request provide copies of the whole or any part of the File to the Landlord; and

(c)	hand the File to the Landlord at the end of the Term.

14.3.4	The Tenant shall obtain all copyright licences which are needed for the Tenant to comply lawfully with clause 14.3.

14.3.5	The copyright licences obtained by the Tenant shall:

(a)	be granted with full title guarantee;

(b)	allow the Landlord and any superior landlord and anyone deriving title through or under them to take further copies of the File or any part of it;

(c)	be obtained without cost to any such person;

(d)	allow any such person to grant sub-licences on similar terms; and

(e)	be irrevocable.

14.4	The Estate and regulations

The Tenant shall:

14.4.1	not park any vehicle on or so as to obstruct any roadways within the Estate;

14.4.2	not use any outside parts of the Premises for the storage (whether temporary or permanent) of any materials or goods or the servicing repair or cleaning of any vehicle nor shall the Tenant permit petrol oil or other deleterious materials to be emptied on any outside parts of the Premises; and

14.4.3	comply with such reasonable regulations as the Landlord may from time to time make and notify to the Tenant in writing for the proper management of the Estate (including its sustainability energy waste and water use efficiency) and in case of any conflict between such regulations and this Lease the terms of this Lease will prevail.

15.	LANDLORD'S COVENANT FOR QUIET ENJOYMENT

The Landlord agrees with the Tenant, the Tenant may hold and use the Premises during the Term without any interruption (except as authorised by this Lease) by the Landlord or by any person lawfully claiming through, under or in trust for the Landlord.

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16.	LIMIT ON LANDLORD'S LIABILITY

To the extent that the obligations on the Landlord contained or implied in this Lease relate to any time after a person has parted with the whole of its interest in the reversion immediately expectant on the end of the Term, they shall not be binding on or enforceable against that person after that person has parted with the whole of that interest.

17.	FORFEITURE

17.1	Landlord's right of re-entry

If any event set out in clause 17.2 occurs, the Landlord may forfeit this Lease and re-enter the Premises (or any part of them in the name of the whole). The Term will then end, but this will be without prejudice to any claim which the Landlord may have against the Tenant or a Guarantor for any failure to comply with the terms of this Lease.

17.2	Events giving rise to the Landlord's right of re-entry

17.2.1	The Rent or any other sum payable under this Lease has not been paid 15 Business Days after it became due, whether formally demanded or not.

17.2.2	The Tenant or any Guarantor has failed to comply with any of the terms of this Lease.

17.2.3	The Tenant or any Guarantor who is an individual (or if more than one individual then any one of them):

(a)	is unable to pay, or has no reasonable prospect of being able to pay, its debts within the meaning of section 268 of the Insolvency Act 1986;

(b)	is the subject of an application for an interim order under the Insolvency Act 1986, or it enters into, or commences negotiations in respect of, or calls or convenes any meeting for the approval of any composition, compromise, moratorium, scheme or other similar arrangement with its creditors or any of them, whether under the Insolvency Act 1986 or otherwise;

(c)	requests or suffers the appointment of a Law of Property Act 1925, court appointed or other receiver or receiver and manager or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or any person holding security over the whole or any part of its undertaking, property, revenue or assets takes possession of all or any part of them, or it requests that such a person does so;

(d)	makes an application for a bankruptcy order or takes any step in connection with such application, is the subject of a petition for a bankruptcy order or any step is taken in connection with such petition, or an interim receiver of its property is appointed, or a bankruptcy order is made against it;

(e)	has any taking control of goods, execution, sequestration or other process levied or forced upon or against its undertaking, chattels, property or any of its assets; or

(f)	is, or becomes, subject to, or takes or has taken against it or in relation to it or the whole or any part of its undertaking, property, revenue or assets, any finding, step, process or proceeding in any jurisdiction other than England and Wales which is equivalent, analogous, corresponding or similar to any of the findings, steps, processes or proceedings mentioned in clauses 17.2.3(a) to 17.2.3(e), and whether or not any such finding, step, process or proceeding has been taken in England and Wales.

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17.2.4	The Tenant or any Guarantor which is a company (or if more than one company then any one of them):

(a)	is unable to pay, or has no reasonable prospect of being able to pay, its debts within the meaning of section 123 or sections 222 to 224 of the Insolvency Act 1986 (but disregarding references in those sections to proving it to the court's satisfaction);

(b)	resolves or its directors resolve to enter into, or it enters into, or it or its directors commence negotiations or make any application to court in respect of, or call or convene any meeting for the approval of any composition, compromise, moratorium (including a moratorium statutorily obtained, whether as a precursor to a voluntary arrangement under the Insolvency Act 1986 or otherwise, or a moratorium informally obtained), the appointment of a nominee, scheme or other similar arrangement with its creditors or any of them, whether under the Insolvency Act 1986, the Companies Act 2006 or otherwise;

(c)	resolves, or its directors, or the holders of a qualifying floating charge (as defined in Schedule B1 of the Insolvency Act 1986) or a third party resolve to appoint an administrator of it, or to petition or apply to court for an administration order in respect of it, or a petition or an application for an administration order is made in respect of it, or an administration order is made in respect of it, or a notice of appointment or a notice of intention to appoint an administrator is issued, or any step under the Insolvency Act 1986 is taken to appoint an administrator of it out of court, or it enters administration;

(d)	requests or suffers the appointment of a receiver under the Law of Property Act 1925, court appointed, administrative receiver or other receiver or receiver and manager, or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or any person holding security over all or any part of its undertaking, property, revenue or assets takes possession of all or any part of them or requests that such a person does so;

(e)	resolves or its directors resolve to wind it up, whether as a voluntary liquidation or a compulsory liquidation, or its directors or any third party take any step under the Insolvency Act 1986 to wind it up voluntarily or to petition the court for a winding-up order, or a winding-up petition is presented against it, or a provisional liquidator is appointed to it, or it goes into liquidation within the meaning of section 247 of the Insolvency Act 1986;

is dissolved, or is removed from the Register of Companies, or ceases to exist (whether or not being capable of reinstatement or reconstitution) or threatens to cease to exist, or its directors apply for it to be struck off the Register of Companies;

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(g)	has any taking control of goods, execution, sequestration or other process levied or forced upon or against its undertaking, chattels, property or any of its assets; or

(h)	is, or becomes, subject to, or takes or has taken against it or in relation to it or the whole or any part of its undertaking, property, revenue or assets, any finding, step, process or proceeding in any jurisdiction other than England and Wales which is equivalent, analogous, corresponding or similar to any of the findings, steps, processes or proceedings mentioned in clauses 17.2.4(a) to 17.2.4(g), and whether or not any such finding, step, process or proceeding has been taken in England and Wales.

17.3	Interpretation

17.3.1	In clause 17 "company" includes:

(a)	a company as defined in section 1 of the Companies Act 2006;

(b)	a body corporate or corporation within the meaning of section 1173 of the Companies Act 2006;

(c)	an unregistered company or association;

(d)	any "company or legal person" in relation to which insolvency proceedings may be opened pursuant to article 3 of the EC Regulation on Insolvency Proceedings 2000 (No. 1346/2000);

(e)	a partnership within the meaning of the Partnership Act 1890;

(f)	a limited partnership registered under the Limited Partnerships Act 1907; and

(g)	a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000,

and the "Register of Companies" means any register of any of the legal persons mentioned above.

17.3.2	In relation to a Tenant or Guarantor that is a partnership within the meaning of the Partnership Act 1890 or a limited partnership registered under the Limited Partnerships Act 1907, the provisions of clause 17.2.4 will, except where the context otherwise requires, apply mutatis mutandis to the Tenant or Guarantor (as the case may be) incorporating, where relevant, the modifications mentioned in the Insolvent Partnerships Order 1994 and the Insolvent Partnerships (Amendment) Order 2005.

17.3.3	In relation to a Tenant or Guarantor that is a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000, the provisions of clause 17.2.4 will, except where the context otherwise requires, apply mutatis mutandis to the Tenant or Guarantor (as the case may be) incorporating, where relevant, the modifications made under the Limited Liability Partnerships Act 2000.

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18.	MISCELLANEOUS

18.1	Notices

18.1.1	A notice given in connection with this Lease must be given in writing and signed by or on behalf of the party giving it, unless this Lease states that it need not be given in writing.

18.1.2	A notice given in connection with this Lease will be validly served if personally delivered or if sent by a registered post service (within the meaning of the Postal Services Act 2000) or first class recorded delivery or first class ordinary post and (in each case) addressed to:

(a)	the Landlord at the address given in this Lease or, in substitution, at such other address which the Landlord has notified to the Tenant in writing;

(b)	the Tenant at the Premises or its registered office or its last known address; or

(c)	a Guarantor at its registered office or its last known address.

18.1.3	The Tenant shall give the Landlord oral notice as well as written notice of any matter affecting the Premises where emergency action is or may be needed.

18.1.4	Writing does not include, and notices given in connection with this Lease may not be given by, email or any other electronic means.

18.2	Landlord's rights to remedy default by the Tenant

If the Tenant fails to comply with any of its obligations in this Lease, the Landlord may give the Tenant written notice of that failure, and the Tenant shall remedy the failure within the time reasonably specified by the Landlord (or immediately in the case of an emergency). If the Tenant fails to do this the Landlord may enter the Premises and carry out any works or do anything else which may be needed to remedy the Tenant's failure to comply with its obligations under this Lease, and any costs incurred by the Landlord will be a debt due from the Tenant payable on demand and may be recovered by the Landlord as if it were additional rent.

18.3	No charging of stock

The Tenant shall not charge or give any bill of sale in respect of the Tenant's stock at the Premises from time to time.

18.4	Superior interests

If at any time this Lease is an underlease, the Tenant shall comply with the terms of any superior lease to the extent that they relate to the Premises, other than any obligation to pay any rent, and the Landlord shall pay any rent due under the immediate superior lease.

18.5	No right to enforce

Nothing contained or referred to in this Lease entitles the Tenant to the benefit of, or the right to enforce, or to prevent the release or modification of any agreement entered into by any other tenant or occupier of the Estate with the Landlord.

18.6	Tenant to provide information

The Tenant shall give the Landlord any infonnation or documents which the Landlord reasonably requests to show that the Tenant is complying with its obligations in this Lease and shall give the Landlord immediate written notice of any matter in connection with the Premises which may make the Landlord liable to the Tenant or any third party.

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18.7	Energy performance certificates

18.7.1	The Tenant shall allow the Landlord and all others authorised by the Landlord to have access to all documentation, data and information in the Tenant's possession or under its control that is reasonably required in order for the Landlord to:

(a)	prepare an EPC in respect of the Premises; and

(b)	comply with any duty imposed upon the Landlord under The Energy Performance of Buildings (England and Wales) Regulations 2012,

and the Tenant shall co-operate with the Landlord and any person so authorised so far as is reasonably necessary to enable them to carry out such functions.

18.7.2	The Tenant shall not obtain or commission an EPC in respect of the Premises unless required to do so by The Energy Performance of Buildings (England and Wales) Regulations 2012. If the Tenant is required to obtain an EPC, the Tenant shall, if so required by the Landlord, obtain an EPC from an assessor approved by the Landlord or pay the Landlord's costs of obtaining an EPC for the Premises.

18.7.3	The Tenant shall provide free of charge to the Landlord a copy of any EPC that the Tenant obtains in respect of the Premises.

18.8	Tenant's indemnity

The Tenant agrees to indemnify the Landlord at all times (both during and after the Term) against all charges, claims, proceedings, liabilities, damages, losses, costs and expenses arising directly or indirectly from the existence, state of repair or use of the Premises or any works carried out at the Premises or any breach of any of the Tenant's obligations in this Lease, or any act or omission of the Tenant.

18.9	Guarantor to enter into supplemental documents

18.9.1	The Tenant shall procure that a Guarantor enters into and executes and delivers to the Landlord any deed or document which is supplemental to this Lease and which is entered into before that Guarantor is released by virtue of the Landlord and Tenant (Covenants) Act 1995 for the purpose of that Guarantor consenting to the Tenant entering into such supplemental document and confirming that, subject only to section 18 of the Landlord and Tenant (Covenants) Act 1995, all the obligations of that Guarantor will remain in full force and effect in respect of this Lease and will extend and apply to the Lease as varied by that supplemental document.

18.10	Replacement Guarantor

18.10.1	In clause 18.10 a "Guarantor Replacement Event" if the death of a Guarantor or the occurrence of any of the events referred to in clause 17.2.3 or 17.2.4 in relation to a Guarantor, or where a Guarantor comprises more than one person, the death of any one of them or the occurrence of any of those events in relation to any one of them.

18.10.2	If at any time during the Term a Guarantor Replacement Event occurs, the Tenant shall give immediate written notice of it to the Landlord. The Landlord may after a Guarantor Replacement Event (and whether or not it has received notice of it from the Tenant) give written notice to the Tenant requiring the Tenant to procure a replacement or additional guarantor. Within one month of the Landlord giving such notice to the Tenant, the Tenant shall procure that a person of standing acceptable to the Landlord enters into and executes and delivers to the Landlord a replacement or additional guarantee and indemnity in the same form as that entered into by the Guarantor in respect of which the Guarantor Replacement Event has occurred.

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18.10.3	Clause 18.10 does not apply in relation to a Guarantor who is a Guarantor by reason of having entered into an authorised guarantee agreement.

18.11	Qualification of Landlord's liability

The Landlord shall not be liable to the Tenant or any other person for:

18.11.1	any damage to person or property arising from any act, omission or misfeasance by the Landlord or its employees, agents or independent contractors or by any other tenant or occupier of the Estate or from the state and condition of the Premises or of any other part of the Estate or any adjoining property of the Landlord;

18.11.2	any interruption to the supply of Utilities to the Premises or other parts of the Estate;

18.11.3	any accidental damage to the Premises or to any property of the Tenant or any other occupier of the Premises or their employees, agents or independent contractors; or

18.11.4	for any failure to perform any obligation in this Lease, unless the Tenant has given the Landlord written notice of the facts giving rise to that failure and allowed the Landlord a reasonable time to remedy the matter.

18.12	Removal of goods after end of Term

The Tenant shall remove all its fittings, goods and other possessions at the end of the Term and the Landlord may dispose of any such items left at the Premises more than 10 Business Days after the end of the Term as the Landlord sees fit.

18.13	Governing law and jurisdiction

18.13.1	This Lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the law of England and Wales.

18.13.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this Lease or its subject matter or formation (including non-contractual disputes or claims).

18.14	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this Lease will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.15	Landlord and Tenant (Covenants) Act 1995

This Lease is a new tenancy for the purposes of section 1 of the Landlord and Tenant (Covenants) Act 1995.

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18.16	Tenant's acknowledgement

18.16.1	The Tenant and the Guarantor acknowledges that except for the written replies made by the Landlord's solicitors to the formal written pre-lease enquiries made by the Tenant's solicitors, it has not relied on or taken into account any statement or representation, whether written or oral (and including any made negligently) made by or on behalf of the Landlord, in deciding whether to enter into this Lease, and the documents annexed to it and any document expressed to be supplemental to this Lease and entered into on the same day as this Lease and will have no right or remedy (including any right or remedy based on negligence) in respect of any such statement or representation.

18.16.2	Nothing in this Lease will operate to limit or exclude any liability arising or remedy available by reason of fraud.

19.	GUARANTEE

19.1	Guarantee

19.1.1	In consideration of the grant of this Lease to the Tenant, the Guarantor irrevocably and unconditionally guarantees to the Landlord that the Tenant shall, until the end of the Term or, if earlier, until the Tenant is released pursuant to the Landlord and Tenant (Covenants) Act 1995, duly and punctually pay the Rent and other sums due under this Lease and shall observe and perform the tenant covenants of this Lease.

19.1.2	The Guarantor covenants with the Landlord that in any case of default by the Tenant the Guarantor shall pay the rents and comply with the obligations referred to in clause 19.1.1.

19.1.3	The Guarantor's liability under this Lease is as principal debtor and not merely as surety.

19.1.4	In this clause 19 references to the "Tenant" are to the person who named as the second party to this Lease only.

19.2	Guarantor to take a new lease

19.2.1	In this clause 19.2 a "Relevant Event" is:

(a)	the surrender of this Lease by the tenant for the time being under it acting by a liquidator, trustee in bankruptcy, administrator, receiver or receiver and manager or any other similar officer appointed to it or over it or in relation to any of its assets or undertaking (whether such person is appointed in England and Wales or in any other jurisdiction and whether such person is appointed in relation to any or all of the tenant for the time being's assets or undertaking in England and Wales or in any other jurisdiction);

(b)	the disclaimer of this Lease or of the liabilities under it of the tenant for the time being under this Lease;

(c)	the forfeiture of this Lease; or

(d)	the tenant for the time being (being a company) ceasing to exist (whether or not capable of being reconstituted or reinstated).

19.2.2	The Guarantor agrees that if a Relevant Event occurs, it shall, if required by the Landlord within 12 months of the Landlord having received notice of the Relevant Event, take a new lease of the Premises from the Landlord.

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19.2.3	The new lease shall:

(a)	be for a term expiring on the date when this Lease would have expired by effluxion of time had there been no Relevant Event;

(b)	be at the same rents in this Lease but with no rent-free period payable (or which would be payable but for any suspension of rent pursuant to this Lease) from and including the date of the Relevant Event.

20.	EXCLUSION OF THE LANDLORD AND TENANT ACT 1954

20.1	The Landlord and the Tenant confirm that before this Lease was entered into:

20.1.1	a notice complying with Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 which relates to this tenancy was served by the

Landlord on the Tenant on 10 October 2017

20.1.2	a statutory declaration dated 10 October 2017 complying with paragraph 8 of Schedule 2 to that Order was made by Alec Gunn whom the Tenant confirms was duly authorised by the Tenant to make the statutory declaration on its behalf.

20.2	The Landlord and the Tenant agree that the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 shall be excluded in relation to the tenancy created by this Lease.

20.3	The Landlord and the Tenant confirm that there is no agreement for lease to which this Lease gives effect.

21.	RENT SUSPENSION AND BREAK CLAUSE

21.1	If vehicular access to the Estate or the Premises is prevented for any reason at any time (save as a result of the act or omission of the Tenant or the Tenant's employees, agents or visitors), the Rent and Service Charge will be suspended from the date access is prevented until access is restored.

21.2	If vehicular access to the Estate or the Premises is prevented for a consecutive period of more than 30 days, the Landlord or the Tenant may end this Lease by serving one month's written notice on the other and on expiry of the said notice (provided that by such date access to the Estate has not been restored), this Lease shall then determine, but without prejudice to any right of any party against any other for any antecedent breach of its obligations.

22.	BREAK RIGHT

22.1	In this clause "Termination Date" means 10 March 2021.

22.2	Subject to the pre-conditions in clause 22.3 being satisfied on the Termination Date, and subject to clause 22.4, the Tenant may determine the Term on the Termination Date by giving the Landlord not less than six months' written notice. The Term will then determine on the Termination Date, but without prejudice to any rights of any party against any other for any antecedent breach of its obligations under this Lease.

22.3	The pre-conditions are that:

22.3.1	vacant possession of the whole of the Premises is given to the Landlord;

22.3.2	all Rent and VAT payable on it due under this Lease up to the Termination Date have been paid in full; and

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22.3.3	all other sums due and demanded under this Lease up to the Termination Date have been paid in full.

22.4	The Landlord may waive any of the pre-conditions set out in clause 22.3 at any time before the Termination Date by written notice to the Tenant.

22.5	The Tenant will cancel any registration it has made in connection with this Lease within fifteen Business Days of the Tennination Date.

22.6	Time will be of the essence for the purposes of this clause.

22.7	The Landlord will as soon as reasonably practicable following the Termination Date reimburse to the Tenant the pro rata proportion of the Rent paid by the Tenant that relates to the period after the Termination Date to the next quarter day (having deducted from such sum any moneys due from the Tenant to the Landlord).

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

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SCHEDULE 1

SCHEDULE OF CONDITION

38

PHOTOGRAPHIC

SCHEDULE OF

CONDITION

The CDC Building
The Spicers Site
Sawston
Cambridge CB22
3JG

prepared for:

Commodity
Centre London
Braxted Park
Road Great
Braxted Witham
Essex CM8 3EW

Surveyors:	Prepared by
Samuel Bensusan BA (Hons) MSc
Paul Howard MRICS

Glenny LLP
Unex Tower
Station Street
Stratford
London E15
1DA

Date of Inspection:	25th September 2017
Date of Report:	3rd October 2017
Ref:	LC/9807.emr

171003.9807. Condition Survey CDC Building

PHOTOGRAPHIC SCHEDULE OF CONDITION

of:

THE CDC BUILDING, THE SPICERS SITE, SAWSTON, CAMBRIDGE, CB22 3JG

PREAMBLES

	Purpose	The purpose of this document is to provide a photographic schedule of the condition of the internal ceilings, walls, floors and structures as well as the external façade of the warehouses at the site known as The CDC Building, The Spicers Site, Sawston, Cambridge CB22 3JG.

The schedule is intended to provide a photographic account of the current condition of the property, existing alterations and partitions as completed by previous tenants and to identify any existing damage to indemnify the Client upon expiry of the lease.

2	Date of Inspection	25th September 2017

3	Location and Description of the site	The Photographic Schedule of Condition was undertaken at the site address of The CDC building, The Spicers Site, Sawston, Cambridge CB22 3JG. The property comprises of 5No. bay warehouse units with 4 separate yard areas.

4	Not a Structural Survey	This Photographic Schedule of Condition should not be interpreted as a Structural Survey Report of the units and adjoining structures and is confined to the original purpose of this schedule as outlined above.

5	No Undertaken	Testing No testing was carried out to during the inspection and only visual defects have been recorded to the elevations, floor and ceilings. No inspection covers have been lifted. Similarly the electrical, gas and other services equipment or installations have not been tested and their condition is not recorded unless specifically referred to in text

6	Visual Inspection	The schedule records only items which are reasonably apparent from a only visual inspection and no opening up or internal inspections of the structure or fabric.

7	Limited Access	The inspection was limited to the internal and external parts where visible and accessible. Due to the lack of light in the Southern warehouse unit as well as full height racking present to the South of the unit, visibility was extremely restricted. Externally the landscaping was overgrown and had not been maintained for a number of seasons and therefore restricted access and views to all elevations.

8	Dimensions and Viewpoint	All dimensions are approximate and for recording purposes only. All cracks are hairline unless otherwise stated. All comments are made facing the element being described.

9	Revised Plan	This schedule is to be read in conjunction with the existing site plan provided.

171003.9807. Condition Survey CDC Building	2	GLENNY

10	Additional Photographs	The photographs included within the schedule are all of the photographs taken during the visit. A CD containing all photographs taken on site is annexed to this document.

11	Weather Conditions	The weather was overcast and dry.

12	Orientation of the Property	All directions are stated as facing each element. The main loading bays to Units 2 and 3 are deemed to be facing West.

13	Photographic Layout	Due to the number of warehouses the photographic schedule has been split by the units on site (5). Internally portal columns were used to split the elevations. All photographs were taken clockwise inside each unit with the starting point being the South East corner. Externally photographs were also taken working clockwise from the South side of the site. Photographs of the external yards and roads were also taken in tandem with the location of the units.

14	Summary	The internal condition of the units commensurate with their age, with the majority of the blockwork walls suffering from impact damage as well as the internal linings to walls being torn in places where racking was previously present. The floor slabs in units are all of similar condition and although appear to be fairly level, the previous fixing holes for removed racking are still present. The majority of the silicone seals to the floor slabs have failed exposing the edging. All roof lights within the units with the exception of unit 4, have suffered from solar degradation. Within unit 3 the roof lights have also warped resulting in a number of leaks occurring inside the unit.

Name:	Samuel Bensusan BA (Hons) MSc

Signed:	/s/ Samuel Bensusan BA

Checked by

Name:	Paul Howard MRICS

Signed:	/s/ Paul Howard

Dated: 03/10/2017

171003.9807. Condition Survey CDC Building	3	EGLENNY

The CDC Building, The Spicers

[Images follow]

The CDC Building, The Spicers Site, Sawston, Cambridge, CB22 3JG SITE NOTES

DATE OF INSPECTION: 25TH September 2017

UNIT 1

Internal

1.	The majority of the ceiling lights were not working. There was severe solar degradation to the roof lights.

2.	One fifth of the unit (west side) high level racking is remaining including all machinery associated with the same.

3.	Various leaks to surface water downpipes were noted to the south elevation.

4.	South, West and East elevation internal wall linings are showing a number of apertures and tears.

5.	Areas of the floor slab are worn and delaminated due to previous occupier's machinery and racking system.

6.	Expansion joint sealant to joint edges has failed in various places.

7.	All unit surfaces are heavily soiled.

8.	Fixing holes from the previous occupiers racking system are still present to the floor slab were previously cut

9.	The horizontal shutter door to East elevation is in poor condition.

10.	Fire doors including handles, frames and panels are scuffed and are showing signs of rot in places.

External

11.	There is extensive vegetation growth to the South and East elevations preventing close inspection to these areas.

12.	The plastisol coating to the all elevations has weathered and is suffering from solar degradation.

13.	The paintwork to the South exit fire door has degraded and is showing signs of rot in places.

14.	Damp and lichen staining was present to the first four courses of the brickwork wall to the West elevation.

15.	The thermoplastic lining to the road has faded.

16.	The surface course to the road is in poor condition with a number of pitched joints present due to historic poor repairs.

170928.9807. Site notes CDC Building	GLENNY

UNIT 2

1.	One third of the ceiling lights were not working. There was severe solar degradation to the roof lights.

2.	The majority of blockwork walling to the South elevation is suffering from impact damage.

3.	The coating to portal columns and K braces at low level are scuffed.

4.	The internal insulation lining to the walls is blistered and torn in places to the South elevation.

5.	Graffiti was present to the North elevation blockwork wall.

6.	Water staining was present towards to the middle of the North elevation wall.

7.	The silicone sealant has failed between expansion joints.

8.	All unit surfaces are heavily soiled.

9	The horizontal shutter door to East elevation is in poor condition.

10.	The mechanism cover plate to the roller shutter door to the North elevation has suffered impact damaged.

External

1.	The loading bays to the West of the unit prevented closer inspection of the main elevation of the unit

2.	The plastisol coating to the all elevations has weathered and is suffering from solar degradation

3.	The metal capping to the canopy roof above the loading bay doors is missing between bays 12 —16.

4.	The louvres to the West elevation are damaged with a number of panels missing.

UNIT 3

Internal

1.	The majority of the roof lights have warped and become displaced.

2.	Gutter joints have corroded to the South of the unit.

3.	Blockwork walls are stained to the south elevation due to water ingress saturating the brickwork.

4.	The timber boarding to the mezzanine staircases are damaged.

5.	The internal wall linings are showing a number of apertures and tears throughout the unit.

6.	Fixing holes are present throughout the slab.

7.	The silicone sealant has failed between expansion joints.

170928.9807. Site notes CDC Building	GLENNY

External

8.	The loading bays to the West of the unit prevented closer inspection of the main elevation of the unit.

9.	The plastisol coating to the all elevations has weathered and is suffering from solar degradation.

10.	The louvres to the West elevation are damaged with a number of panels missing.

UNIT 4

1.	Leaks are occurring directly below the valley gutter between units 3 and 4.

2.	The roof lights are in good condition.

3.	Impact damage was noted to the cladding to the West elevation.

4.	The bottom sheeting rail to the West elevation is distorted due to impact damage.

5.	The portal columns throughout the unit are scraped and scuffed at low level.

6.	All unit surfaces are heavily soiled.

7.	Fire doors including handles, frames and panels are scuffed and are rotten in places.

External

8.	Vegetation growth such as buddleia was present around the unit.

9.	The plastisol coating to the cladding panels is in good condition.

UNIT 5

1.	Roof lights are suffering from solar degradation as well as weathering.

2.	The roof lining board is in poor condition due to the water marks and swelling where saturated.

3.	Impact damage was noted to blockwork walls throughout the unit.

4.	The wall lining is in poor condition with water stains throughout.

5.	The roller shutter doors are damaged at low level in the unit.

6.	The silicone sealant has failed between the expansion joints

7.	All unit surfaces are heavily soiled.

8.	The toilets to the West of the unit are in poor condition.

External

9.	Vegetation growth such as buddleia was present around the unit.

170928.9807. Site notes CDC Building	GLENNY

10.	The plastisol coating to the all elevations has weathered and is suffering from solar degradation.

11.	Path repairs were noted to the East elevation to the profile panels.

General comments

Due to the fire escape door being alarmed we were unable to test if they open and closed adequately.

170928.9807. Site notes CDC Building	GLENNY

Executed as a deed by	)
ARACARIS CAPITAL LIMITED	)
acting by [a director and its secretary] [two directors]:	)
	)	Director
/s/ Linda F Powers

Director/Secretary
/s/ Marnie

Executed as a deed by	)	As
ROUTEBUY LIMITED	)
acting by a director in the presence of:	)	Direct.

/s/ [illegible]

Witness	/s/ Grace Kerr

Name	Grace Kerr

Address

Occupation	Solicitor

Executed as a deed by	)
COMMODITY CENTRE (GROUP))		/s/ [illegible]
LIMITED acting by a director in the presence of:	)	Director
)

Witness	/s/ Grace Kerr

Name	Grace Kerr

Address

Occupation	Solicitor

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